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                                                                     Exhibit 3.1

                        PENNSYLVANIA DEPARTMENT OF STATE
                               CORPORATION BUREAU
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Entity Number                           STATEMENT WITH RESPECT TO SHARES
                                          DOMESTIC BUSINESS CORPORATION
---------------------------                    (15 Pa.C.S. Section 1522)

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Name
Rent-Way, Inc. c/o John J. Zak, Esq.           DOCUMENT WILL BE RETURNED TO THE
---------------------------------------------  NAME AND ADDRESS YOU ENTER TO THE
Address                                                      LEFT.
Hodgson Russ LLP, One M&T Plaza, Suite 2000
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City              State            Zip Code
Buffalo          New York         14203-2391
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   Fee $52                      Filed in the Department of State on May 30, 2003

                                /s/ Pedro A. Cortes
                                ________________________________________________
                                          Secretary of the Commonwealth
                                ------------------------------------------------

In compliance with the requirements of 15 Pa.C.S. Section 1522(b) (relating to statement with respect to shares), the undersigned, desiring to state the designation and voting rights, preferences, limitations, and special rights, if any, of a class or series of its shares, hereby states that:

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1.       The name of the corporation is:
         Rent-Way, Inc.
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2.       Check and complete one of the following:
 [ ] The resolution amending the Articles under 15 Pa.C.S. Section 1522(b) (relating to divisions and determinations by the board) set forth in full, is as follows:

         _______________________________________________________________________

 [X] The resolution amending the Articles under 15 Pa.C.S. Section 1522(b) is set forth in full in Exhibit A attached hereto and made a part hereof.

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3.       The aggregate number of shares of such class or series established and designated by (a) such resolution, (b) all prior statements, if any, filed under 15 Pa.C.S. Section 1522 or corresponding provisions of prior law with respect thereto, and (c) any other provision of the Articles is 2000 shares.
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4.       The resolution was adopted by the Board of Directors or an authorized committee thereon on: May 30, 2003

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5.       Check, and if appropriate complete, one of the following:

 [X] The resolution shall be effective upon the filing of this statement with respect to shares in the Department of State.

 [ ]     The resolution shall be effective on: __________ at __________.
                                                  Date          Hour
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                                    --------------------------------------------
                                    IN TESTIMONY WHEREOF, the undersigned
                                    corporation has caused this statement to be signed by a duly authorized officer thereof this 30 day of May, 2003

                                    Rent-Way, Inc.
                                    --------------------------------------------
                                    Name of Corporation

                                    /s/ William Morgenstern
                                    --------------------------------------------
                                    Signature

                                    Chairman of the Board
                                    --------------------------------------------
                                    Title
                                    --------------------------------------------

                  EXHIBIT A TO STATEMENT WITH RESPECT TO SHARES
                     OF SERIES A CONVERTIBLE PREFERRED STOCK
                                       OF
                                 RENT-WAY, INC.

         Rent-Way, Inc. (the "COMPANY"), a corporation organized and existing under the Pennsylvania Business Corporation Law (the "PBCL"), does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Articles of Incorporation, as amended, of the Company, and in compliance with the requirements of 15 Pa.C.S. Section 1522(b) (relating to statement with respect to shares), the Board of Directors of the Company, adopted resolutions (i) designating a series of the Company's previously authorized preferred stock, no par value, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of two thousand (2,000) shares of Series A Convertible Preferred Stock of the Company, as follows:

         RESOLVED, that the Company is authorized to issue 2,000 shares of Series A Convertible Preferred Stock (the "PREFERRED SHARES"), no par value, which shall have the following powers, designations, preferences and other special rights:

                  (1) Dividends. The holders of the Preferred Shares shall be entitled to receive dividends ("DIVIDENDS") at a rate of 8.0% per annum, , subject to adjustment pursuant to Section 3(g) (the "DIVIDEND RATE"), which shall be cumulative, accumulate daily from the Issuance Date (as defined below) and be due and payable (a) with respect to the Preferred Shares issued on the Initial Issuance Date, beginning on July 1, 2003 (the "FIRST DIVIDEND DATE") and on the first day of each Calendar Quarter (as defined below) after the First Dividend Date and (b) with respect to any Preferred Shares issued after the Initial Issuance Date, the first day of the Calendar Quarter immediately following the applicable Issuance Date (each, including the First Dividend Date, a "DIVIDEND DATE"). If a Dividend Date is not a Business Day, then the Dividend shall be due and payable on the Business Day immediately following such Dividend Date. Dividends shall be payable in cash, or, at the option of the Company, in shares of Common Stock (as defined below) ("DIVIDEND SHARES"), provided that the Dividends which accumulated during any period shall be payable as Dividend Shares only if the Company provides written notice to each holder of Preferred Shares at least ten (10) Business Days prior to the Dividend Date (the "DIVIDEND NOTICE DATE"). Dividends to be paid in Dividend Shares shall be paid in a number of fully paid and nonassessable shares (rounded up to the nearest whole share) of Common Stock equal to the quotient of (a) the Additional Amount (as defined below) divided by (b) the Dividend Calculation Price. If any Dividend Shares are to be paid on a Dividend Date, then the Company shall (X) issue and deliver on the applicable Dividend Date, to each holder of Preferred Shares at such address as specified by such holder in writing to the Company at least two Business Days prior to the applicable Dividend Date, a certificate, registered in the name of such holder or its designee, for the number of Dividend Shares to which such holder shall be entitled, or (Y) provided that the Company's transfer agent (the "TRANSFER AGENT") is participating in the

Depository Trust Company ("DTC") Fast Automated Securities Transfer Program, upon the request of such holder, credit such aggregate number of Dividend Shares to which such holder shall be entitled to such holder's or its designee's balance account with DTC through its Deposit Withdrawal Agent Commission system. Notwithstanding the foregoing, the Company shall not be entitled to pay Dividends in shares of Common Stock and shall be required to pay such Dividends in cash if (a) any event constituting a Triggering Event, or an event that with the passage of time and without being cured would constitute a Triggering Event, has occurred and is continuing on any date from and after the Dividend Notice Date through the Dividend Date, unless otherwise consented to in writing by the holder of Preferred Shares entitled to receive such Dividend, (b) on any date from and after the Dividend Notice Date through the Dividend Date, any Registration Statement (as defined in the Registration Rights Agreement) required pursuant to the terms of the Registration Rights Agreement is not effective and available for the resale of all of the Registrable Securities (as defined in the Registration Rights Agreement) required to be registered thereunder or (c) the Dividend Shares to be issued are not covered by a Registration Statement available specifically for the resale of such Dividend Shares. Any accumulated and unpaid cash Dividend Payments which are not paid within five (5) Business Days of such accumulated and unpaid Dividends' Dividend Date shall bear interest at the rate of 15.0% per annum from such Dividend Date until the same is paid in full (the "DEFAULT INTEREST").

                  (2) Conversion of Preferred Shares. Preferred Shares shall be convertible into shares of the Company's Common Stock, no par value (the "COMMON STOCK"), on the terms and conditions set forth in this Section 2.

                  (a) Certain Defined Terms. For purposes of this Statement with Respect to Shares, the following terms shall have the following meanings:

                           (i)      "ADDITIONAL AMOUNT" means, on a per
                  Preferred Share basis, the sum of (A) unpaid Default Interest through the date of determination plus (B) the product of (x) the result of the following formula: (the Dividend Rate then in effect)(N/365) and (y) the Stated Value.

                           (ii) "ADDITIONAL PREFERRED SHARES" means all Preferred Shares issued after the Initial Issuance Date.

                           (iii) "APPROVED STOCK PLAN" means any employee benefit plan, agreement or arrangement which has been approved by the Board of Directors of the Company, pursuant to which the Company's securities may be issued to any service provider, consultant, employee, officer or director for services provided or to be provided to the Company.

                           (iv) "BLACK-SCHOLES CALCULATION" means the price determined using the Black-Scholes option pricing model based on the following assumptions: (1) the Preferred Shares mature on June 2, 2008 (the "BLACK-SCHOLES ASSUMED MATURITY DATE");
                  (2) the price per share of Common Stock equals the consideration per share of Common Stock to be paid in the applicable Change of Control; (3) the strike price equals the then applicable Conversion Price; (4) the risk free rate of interest equals the Treasury bill rate for Treasury bills with a term equal to the time from the date of consummation of the Change of Control until the Black-Scholes Assumed Maturity Date; and (5) the price volatility of the Common Stock equals the lesser of (x) 40 and (y) the 100 day historical price volatility of the Common Stock as reported on Bloomberg Page "RWY Equity HVG" (or any successor Bloomberg Page) as measured on the trading day immediately prior to the public announcement of the Change of Control.

                           (v) "BLACK-SCHOLES VALUATION AMOUNT" means an amount per Preferred Share in cash determined as of the date of consummation of the applicable Change of Control calculated as the product of (A) the Black-Scholes Calculation multiplied by (B) the Stated Value and then dividing the result by (C) the then applicable Conversion Price for the applicable Preferred Shares.

                           (vi)     "BLOOMBERG" means Bloomberg Financial
                  Markets.

                           (vii) "BUSINESS DAY" means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

                           (viii) "CALENDAR QUARTER" means each of the following periods: the period beginning on and including January 1 and ending on and including March 31; the period beginning on and including April 1 and ending on and including June 30; the period beginning on and including July 1 and ending on and including September 30; and the period beginning on and including October 1 and ending on and including December 31.

                           (ix) "CHANGE OF CONTROL REDEMPTION PERCENTAGE" means (i) for the period commencing on the Initial Issuance Date and ending on the second anniversary of the Initial Issuance Date, 125%; (ii) for the period commencing on the day after the second anniversary of the Initial Issuance Date and ending on the third anniversary of the Initial Issuance Date, 120%; and (iii) for the period commencing on the day after the third anniversary of the Initial Issuance Date and ending on the Maturity Date, 115%.

                           (x)      "CHANGE OF CONTROL REDEMPTION PRICE" means
                  (i) if the Acquiring Entity or the Person that directly or indirectly controls the Acquiring Entity in such Change of Control is a Publicly-Traded Entity, the greater of (x) the product of (A) the Change of Control Redemption Percentage and
                  (B) the Conversion Amount and (y) the sum of (A) the Stated Value and (B) the Black Scholes Valuation Amount and (ii) in all other cases, the product of (A) the Change of Control Redemption Percentage and (B) the Conversion Amount.

                           (xi) "CLOSING SALE PRICE" means, for any security as of any date, the last closing trade price for such security on the Principal Market as reported by Bloomberg, or if the Principal Market begins to operate on an extended hours basis, and does not designate the closing trade price, then the last trade price at 4:00:00 p.m., New York City Time, as reported by Bloomberg, or if the foregoing do not apply, the last closing trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the last closing ask price of such security as reported by Bloomberg, or, if no last closing ask price is reported for such security by Bloomberg, the average of the highest bid price and the lowest ask price of any market makers for such security as reported in the "pink sheets" by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Sale Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the holders of no less than a majority of the Preferred Shares then outstanding. If the Company and the holders of Preferred Shares are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved pursuant to Section 2(d)(iii) below. All such determinations shall be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

                           (xii) "COMMON STOCK DEEMED OUTSTANDING" means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections 2(e)(i)(A) and 2(e)(i)(B) hereof regardless of whether the Options or Convertible Securities are actually exercisable at such time, but excluding any shares of Common Stock owned or held by or for the account of the Company or issuable upon conversion of the Preferred Shares.

                           (xiii) "CONVERSION AMOUNT" means the sum of (1) the Additional Amount and (2) the Stated Value.

                           (xiv) "CONVERSION PRICE" means (A) as of any Conversion Date or other date of determination during the period beginning on the Issuance Date and ending on and including the day immediately preceding the Maturity Date (as defined below), the Fixed Conversion Price and (B) as of any Conversion Date or other date of determination on or after the Maturity Date if the Company has failed to pay any and all required payments of the Maturity Date Redemption Price in a timely manner as described in Section 2(d)(vii), the Default Conversion Price, each in effect as of such date and subject to adjustment as provided herein.

                           (xv) "CONVERTIBLE SECURITIES" means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for Common Stock.

                           (xvi) "DEFAULT CONVERSION PRICE" means, as of any Conversion Date or other date of determination, the lower of
                  (A) the Fixed Conversion Price and (B) the product of (x) 95% and (y) the lowest Closing Sale Price during the three (3) trading days ending on and including the Conversion Date or other date of determination.

                           (xvii) "DIVIDEND CALCULATION PRICE" means, with respect to any Dividend Date, that price which shall be computed as 95% of the arithmetic average of the Weighted Average Prices of the Common Stock on each of the five (5) consecutive trading days immediately preceding the second trading day immediately preceding such Dividend Date, as appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such five (5) trading day period.

                           (xviii)  "FIXED CONVERSION PRICE" means, (x) with
                  respect to the Initial Preferred Shares, as of any Conversion Date or other date of determination, $6.00 and (y) with respect to any Additional Preferred Shares, as of any Conversion Date or other date of determination, $6.65, in each case subject to adjustment as provided herein.

                           (xix) "INITIAL ISSUANCE DATE" means the first date on which Preferred Shares are issued pursuant to the Securities Purchase Agreement.

                           (xx)     "INITIAL PREFERRED SHARES" mean all
                  Preferred Shares issued on the Initial Issuance Date.

                           (xxi) "ISSUANCE DATE" means, with respect to each Preferred Share, the date of issuance of the applicable Preferred Share.

                           (xxii) "MATURITY DATE" means, with respect to a Preferred Share, June 2, 2011, unless extended pursuant to
                  Section 2(d)(vii).

                           (xxiii)  "MAXIMUM REDEMPTION AMOUNT" means the
                  maximum dollar amount available that the Company may then be permitted to use for redemptions under the applicable exceptions to the "Restricted Payments" covenant set forth in
                  Section 4.9 of the Notes Indenture.

                           (xxiv) "N" means the number of days from, but excluding, the last Dividend Date with respect to which dividends, along with any Default Interest, have been paid by the Company on the applicable Preferred Share, or the Issuance Date if no Dividend Date has occurred, through and including the Conversion Date, the Maturity Date or other date of determination for such Preferred Share, as the case may be, for which such determination is being made.

                           (xxv) "NOTES INDENTURE" means the Indenture dated as of June 2, 2003 among the Company, certain guarantor subsidiaries of the Company and

                  Manufacturers and Traders Trust Company, as trustee, governing the Senior Secured Notes. The Notes Indenture is on file at the principal place of business of the Company, One Rentway Place, Erie, Pennsylvania 16505. A full text of the Notes Indenture will be furnished on request and without cost to any shareholder or any other Person.

                           (xxvi)   "NYSE" means The New York Stock Exchange,
                  Inc.

                           (xxvii)  "OPTIONS" means any rights, warrants or
                  options to subscribe for or purchase Common Stock or Convertible Securities.

                           (xxviii) "PERSON" means an individual, a limited
                  liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

                           (xxix) "PRINCIPAL MARKET" means the NYSE, or if the Common Stock is not traded on the NYSE, then the principal securities exchange or trading market for the Common Stock.

                           (xxx) "PUBLICLY-TRADED ENTITY" means a Person whose common stock or similar equity interest is listed, designated or quoted on a securities exchange or trading market.

                           (xxxi) "REGISTRATION RIGHTS AGREEMENT" means that certain registration rights agreement between the Company and the initial holders of the Preferred Shares relating to the filing of a registration statement covering the resale of the shares of Common Stock issuable upon conversion of the Preferred Shares and issuable as Dividend Shares, as such agreement may be amended from time to time as provided in such agreement.

                           (xxxii)  "SECURITIES PURCHASE AGREEMENT" means that
                  certain securities purchase agreement between the Company and the initial holders of the Preferred Shares, as such agreement may be amended from time to time as provided in such agreement.

                           (xxxiii) "SENIOR CREDIT FACILITY" means the
                  Indebtedness (as defined in the Securities Purchase Agreement) evidenced by the revolving credit agreement, dated as of the June 2, 2003, among the Company, Harris Trust and Savings Bank, as administrative agent, the Bank of Montreal, as lead arranger, and National City Bank, as syndication agent, provided that such defined term shall not include any refinancings thereof, any extensions of the maturity thereof, any increases in the amount of, or changes to the definition of, permitted indebtedness thereunder or any increases in the interest payable thereunder.

                           (xxxiv)  "SENIOR SECURED NOTES" means the $205
                  million aggregate principal amount of 11 7/8% Senior Secured Notes due June 15, 2010 issued by the Company on the Initial Issuance Date pursuant to Rule 144A of the Securities Act of 1933, as amended, provided that such defined term shall not include any indebtedness or securities issued in exchange, replacement or substitution thereof or any refinancings thereof, any extensions of the maturity thereof, any increases in the amount of, or change to the definition of, permitted indebtedness thereunder or any increases in the interest payable thereunder.

                           (xxxv)   "STATED VALUE" means $10,000.

                           (xxxvi)  "TRIGGERING EVENT" means any Delisting Event
                  or Share Liquidity Event.

                           (xxxvii) "WEIGHTED AVERAGE PRICE" means, for any
                  security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York City Time, and ending at 4:00:00 p.m., New York City Time, as reported by Bloomberg through its "Volume at Price" function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York City Time, and ending at 4:00:00 p.m., New York City Time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the "pink sheets" by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Weighted Average Price cannot be calculated for such security on such date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the holders of no less than a majority of the Preferred Shares then outstanding. If the Company and the holders of the Preferred Shares are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved pursuant to Section 2(d)(iii) below with the term "Weighted Average Price" being substituted for the term "Closing Sale Price." All such determinations shall be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

                  (b) Holder's Conversion Right; Mandatory Redemption. Subject to the provisions of Section 7 and Section 14, at any time or times on or after the Issuance Date, any holder of Preferred Shares shall be entitled to convert any whole or fractional number of Preferred Shares into fully paid and nonassessable shares of Common Stock in accordance with Section 2(d) at the Conversion Rate (as defined below). If any Preferred Shares remain outstanding on the Maturity Date, then, pursuant and subject to Section 2(d)(vii), all such Preferred Shares shall be redeemed by the Company in accordance with Section 2(d)(vii). The Company shall not issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one Preferred Share by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share.

                  (c) Conversion. The number of shares of Common Stock issuable upon conversion of each Preferred Share pursuant to Section 2(b) shall be determined according to the following formula (the "CONVERSION RATE"):

                                Conversion Amount
                                -----------------
                                Conversion Price

                  (d) Mechanics of Conversion. The conversion of Preferred Shares shall be conducted in the following manner:

                           (i) Holder's Delivery Requirements. To convert Preferred Shares into shares of Common Stock on any date (the "CONVERSION DATE"), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York City Time, on such date, a copy of a properly completed notice of conversion in the form attached hereto as Exhibit I (the "CONVERSION NOTICE") to the Company and the Transfer Agent and (B) if required by Section 2(d)(viii), deliver to the Company as soon as practicable following such date the original certificates representing the Preferred Shares being converted (or compliance with the procedures set forth in Section 16) (the "PREFERRED STOCK CERTIFICATES").

                           (ii) Company's Response. Upon receipt by the Company of copy of a Conversion Notice, the Company shall as soon as practicable, but in any event within two (2) Business Days, send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder and the Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein. On or before the third (3rd) Business Day following the date of receipt of a Conversion Notice (the "SHARE DELIVERY DATE"), the Company shall (A) issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled, or (B) provided the Transfer Agent is participating in DTC Fast Automated Securities Transfer Program, upon the request of the holder, credit such aggregate number of shares of Common Stock to which the holder shall be entitled to the holder's or its designee's balance account with DTC through its Deposit Withdrawal Agent Commission system. If the number of Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion, as may be required pursuant to Section 2(d)(viii), is greater than the number of Preferred Shares being converted, then the Company shall, as soon as practicable and in no event later than five
                  (5) Business Days after receipt of the Preferred Stock Certificate(s) (the "PREFERRED STOCK DELIVERY DATE") and at its own expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of Preferred Shares not converted.

                           (iii) Dispute Resolution. In the case of a dispute as to the determination of the Closing Sale Price or the arithmetic calculation of the Conversion Rate, the Company shall instruct the Transfer Agent to issue to the holder the number of shares of Common Stock that is not disputed and shall transmit an explanation of the disputed determinations or arithmetic calculations to the holder via facsimile within two (2) Business Days of receipt of such holder's Conversion Notice or other date of determination. If such holder and the Company are unable to agree upon the determination of the Closing Sale Price or arithmetic calculation of the Conversion Rate within three (3) Business Days of such disputed determination or arithmetic calculation being transmitted to the holder, then the Company shall within two (2) Business Days submit via facsimile (A) the disputed determination of the Closing Sale Price to an independent, reputable investment bank selected by the Company and approved by the holders of at least a majority of the Preferred Shares then outstanding or
                  (B) the disputed arithmetic calculation of the Conversion Rate to the Company's independent, outside accountant. The Company shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the holders of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent error. The Company shall bear all fees and expenses associated with the determinations made by such investment bank or accountant.

                           (iv) Record Holder. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on date of delivery of the Conversion Notice.

                           (v)      Company's Failure to Timely Convert.

                                    (A)      Cash Damages. If (I) within five
                           (5) Business Days after the Company's receipt of the facsimile copy of a Conversion Notice the Company has failed to issue and deliver a certificate to a holder or credit such holder's balance account with DTC for the number of shares of Common Stock to which such holder is entitled upon such holder's conversion of Preferred Shares or (II) within ten (10) Business Days of the Company's receipt of a Preferred Stock Certificate the Company has failed to issue and deliver a new Preferred Stock Certificate representing the number of Preferred Shares to which such holder is entitled pursuant to Section 2(d)(ii), then in addition to all other available remedies which such holder may pursue hereunder and under the Securities Purchase Agreement (including indemnification pursuant to Section 8 thereof), the Company shall pay additional damages to such holder for each day after the Share Delivery Date that such conversion is not timely effected and/or each day after the Preferred Stock Delivery Date that such Preferred Stock Certificate is not delivered in an amount equal to 0.5% of the product of (I) the sum of the number of shares of Common Stock not issued to the holder on or prior to the Share Delivery Date and to which such holder is entitled as set forth in the applicable Conversion Notice and, in the event the Company has failed to deliver a Preferred Stock Certificate to the holder on or prior to the Preferred Stock Delivery Date, the number of shares of Common Stock issuable upon conversion of the Preferred Shares represented by such Preferred Stock Certificate as of the Preferred Stock Delivery Date and (II) the Closing Sale Price of the Common Stock on the Share Delivery Date, in the case of the failure to deliver Common Stock, or the Preferred Stock Delivery Date, in the case of failure to deliver a Preferred Stock Certificate. If the Company fails to pay the additional damages set forth in this Section 2(d)(v) within five Business Days of the date incurred, then the holder entitled to such payments shall have the right at any time, so long as the Company continues to fail to make such payments, to require the Company, upon written notice, to immediately issue, in lieu of such cash damages, the number of shares of Common Stock equal to the quotient of (X) the aggregate amount of the damages payments described herein divided by (Y) the Conversion Price in effect on such Conversion Date as specified by the holder in the Conversion Notice.

                                    (B)      Void Conversion Notice; Adjustment
                           of Fixed Conversion Price. If for any reason a holder has not received all of the shares of Common Stock to which such holder is entitled prior to the tenth
                           (10th) Business Day after the Share Delivery Date with respect to a conversion of Preferred Shares (a "CONVERSION FAILURE"), then the holder, upon written notice to the Company, with a copy to the Transfer Agent, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any Preferred Shares that have not been converted pursuant to such holder's Conversion Notice; provided that the voiding of a holder's Conversion Notice shall not effect the Company's obligations to make any payments which have accrued prior to the date of such notice pursuant to Section 2(d)(v)(A) or otherwise. Thereafter, the Fixed Conversion Price of any Preferred Shares returned or retained by the holder for failure to timely convert shall be adjusted to the lesser of (I) the Fixed Conversion Price as in effect on the date on which the holder voided the Conversion Notice and (II) the lowest Weighted Average Price of the Common Stock during the period beginning on the Conversion Date and ending on the date such holder voided the Conversion Notice, subject to further adjustment as provided in this Statement with Respect to Shares.

                           (vi) Pro Rata Conversion. Subject to Section 14, in the event the Company receives a Conversion Notice from more than one holder of Preferred Shares for the same Conversion Date and the Company can convert some, but not all, of such Preferred Shares, the Company shall convert from each holder of Preferred Shares electing to have Preferred Shares converted at such time a pro rata amount of such holder's Preferred Shares submitted for conversion based on the number of Preferred Shares submitted for conversion on such date by such holder relative to the number of Preferred Shares submitted for conversion on such date.

                           (vii)    Mandatory Redemption at Maturity.

                                    (A)      If any Preferred Shares remain
                           outstanding on the Maturity Date, the Company shall redeem such Preferred Share for an amount in cash per Preferred Share (the "MATURITY DATE REDEMPTION PRICE") equal to the Conversion Amount (a "MATURITY DATE MANDATORY REDEMPTION") by wire transfer of immediately available funds to an account designated in writing by such holder.

                                    (B)      If the Company fails to redeem all
                           of the Preferred Shares that were outstanding on the Maturity Date by payment of the Maturity Date Redemption Price for each such Preferred Share, then in addition to any remedy such holder of Preferred Shares may have under this Statement with Respect to Shares, the Securities Purchase Agreement and the Registration Rights Agreement, (X) the applicable Maturity Date Redemption Price payable in respect of such unredeemed Preferred Shares shall bear interest at the rate of 1.5% per month, prorated for partial months, until paid in full, and (Y) any holder of such Preferred Shares shall have the option to require the Company to convert any or all of such holder's Preferred Shares that the Company failed to redeem under this Section 2(d)(vii) and for which the Maturity Date Redemption Price (together with any interest thereon) has not been paid into (on a per Preferred Share basis) shares of Common Stock equal to the number which results from dividing the Maturity Date Redemption Price (together with any interest thereon) by the Default Conversion Price.

                                    (C)      Promptly following the Maturity
                           Date, all holders of Preferred Shares shall surrender all Preferred Stock Certificates representing such Preferred Shares, duly endorsed for cancellation, to the Company or the Transfer Agent. If the Company has failed to pay the Maturity Date Redemption Price in a timely manner as described above, then for purposes of the rights pursuant hereto the Maturity Date shall be automatically extended for any Preferred Shares until the date the holders receive such Maturity Date Redemption Price and shall be further extended for any Preferred Shares for purposes of the rights pursuant hereto for as long as
                           (A) the conversion of such Preferred Shares would violate the provisions of Section 7, (B) a Triggering Event shall have occurred and be continuing, or (C) an event shall have occurred and be continuing which with the passage of time and the failure to cure would result in a Triggering Event. Notwithstanding anything to the contrary in this Section 2(d)(vii), any holder of Preferred Shares may convert such Preferred Shares, but subject to Section 7 and
                           Section 14, into shares of Common Stock pursuant to
                           Section 2(b) on or prior to the date immediately preceding the Maturity Date for such Preferred Shares.

                           (viii) Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of Preferred Shares in accordance with the terms hereof, the holder thereof shall not be required to physically surrender the certificate representing the Preferred Shares to the Company unless the full or remaining number of Preferred Shares represented by the certificate are being converted. The holder and the Company shall maintain records showing the number of Preferred Shares so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the holder and the Company, so as not to require physical surrender of the certificate representing the Preferred Shares upon each such conversion. In the event of any dispute or discrepancy, such records of the Company establishing the number of Preferred Shares to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if Preferred Shares represented by a certificate are converted as aforesaid, the holder may not transfer the certificate representing the Preferred Shares unless the holder first physically surrenders the certificate representing the Preferred Shares to the Company, whereupon the Company will forthwith issue and deliver upon the order of the holder a new certificate of like tenor, registered as the holder may request, representing in the aggregate the remaining number of Preferred Shares represented by such certificate. The holder and any assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Preferred Shares, the number of Preferred Shares represented by such certificate may be less than the number of Preferred Shares stated on the face thereof. Each certificate for Preferred Shares shall bear the following legend:

                           ANY TRANSFEREE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE COMPANY'S STATEMENT WITH RESPECT TO SHARES RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 2(d)(viii) THEREOF.

                           THE NUMBER OF PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF PREFERRED SHARES STATED ON THE FACE HEREOF PURSUANT TO SECTION 2(d)(viii) OF THE STATEMENT WITH RESPECT TO SHARES RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE.

                  (d) Taxes. The Company shall pay any and all documentary, stamp, transfer (but only in respect of the registered holder thereof) and other similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon the conversion of Preferred Shares.

                  (e) Adjustments to Conversion Price. The Conversion Price will be subject to adjustment from time to time as provided in this
         Section 2(e).

                           (i) Adjustment of Fixed Conversion Price upon Issuance of Common Stock. If and whenever on or after the Initial Issuance Date, the Company issues or sells, or in accordance with this Section 2(e) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding shares of Common Stock:
                  (i) issued or deemed to have been issued by the Company in connection with an Approved Stock Plan; (ii) deemed to have been issued upon issuance of the Preferred Shares or issued upon conversion of the Preferred Shares or as Dividend Shares; and (iii) issued upon exercise of Options or Convertible Securities which are outstanding on the date immediately preceding the Initial Issuance Date (including the warrants exercisable for up to 433,000 shares of Common Stock issued to Calm Waters Partnership and other investors pursuant to that certain Common Stock Purchase Agreement, dated April 18,
                  2002), provided that such issuance of shares of Common Stock upon exercise of such Options or Convertible Securities is made pursuant to the terms of such Options or Convertible Securities in effect on the date immediately preceding the Initial Issuance Date and such Options or Convertible Securities are not amended after the date immediately preceding the Initial Issuance Date, for a consideration per share less than a price (the "APPLICABLE PRICE") equal to the Fixed Conversion Price in effect immediately prior to such time (a "DILUTIVE ISSUANCE"), then immediately after such issue or sale, the Fixed Conversion Price then in effect shall be reduced to an amount equal to the product of (x) the Fixed Conversion Price in effect immediately prior to such issue or sale and (y) the quotient of (1) the sum of (I) the product of the Applicable Price and the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale and
                  (II) the consideration, if any, received by the Company upon such issue or sale, divided by (2) the product of (I) the Applicable Price multiplied by (II) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale. For purposes of determining the adjusted Fixed Conversion Price under this Section 2(e)(i), the following shall be applicable:

                                    (A)      Issuance of Options. If the Company
                           in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this
                           Section 2(e)(i)(A), the "lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exchange or exercise of any Convertible Securities issuable upon exercise of such Option" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon granting or sale of the Option, upon exercise of the Option and upon conversion, exchange or exercise of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Fixed Conversion Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion, exchange or exercise of such Convertible Securities.

                                    (B)      Issuance of Convertible Securities.
                           If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon such conversion, exchange or exercise thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance of sale of such Convertible Securities for such price per share. For the purposes of this
                           Section 2(e)(i)(B), the "lowest price per share for which one share of Common Stock is issuable upon such conversion, exchange or exercise" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion, exchange or exercise of such Convertible Security. No further adjustment of the Fixed Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion, exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Fixed Conversion Price had been or are to be made pursuant to other provisions of this

                           Section 2(e)(i), no further adjustment of the Fixed Conversion Price shall be made by reason of such issue or sale.

                                    (C)      Change in Option Price or Rate of
                           Conversion. If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Common Stock changes at any time, the Fixed Conversion Price in effect at the time of such change shall be adjusted to the Fixed Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 2(e)(i)(C), if the terms of any Option or Convertible Security that was outstanding as of the date of issuance of the Preferred Shares are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change. No adjustment shall be made if such adjustment would result in an increase of the Fixed Conversion Price then in effect.

                                    (D)      Calculation of Consideration
                           Received. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $0.01. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the gross amount received by the Company therefor. If any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of marketable securities, in which case the amount of consideration received by the Company will be the arithmetic average of the Closing Sale Prices of such securities during the ten (10) consecutive trading days ending on the date of receipt of such securities. The fair value of any consideration other than cash or securities will be determined jointly by the Company and the holders of at least a majority of the Preferred Shares then outstanding. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the "VALUATION EVENT"), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser selected by the Company and the holders of at least a majority of the Preferred Shares then outstanding. The determination of such appraiser shall be deemed binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

                                    (E)      Record Date. If the Company takes a
                           record of the holders of Common Stock for the purpose of entitling them (I) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (II) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                           (ii) Adjustment of Fixed Conversion Price upon Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Fixed Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares and the Fixed Conversion Price in effect immediately prior to such combination will be proportionately increased.

                           (iii) Other Events. If any event occurs of the type contemplated by the provisions of this Section 2(e) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company's Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of the Preferred Shares; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 2(e).

                           (iv)     Notices.

                                    (A)      Immediately upon any adjustment of
                           the Conversion Price pursuant to this Section 2(e), the Company will give written notice thereof to each holder of Preferred Shares, setting forth in reasonable detail, and certifying, the calculation of such adjustment. In the case of a dispute as to the determination of such adjustment, then such dispute shall be resolved in accordance with the procedures set forth in Section 2(d)(iii).

                                    (B)      The Company will give written
                           notice to each holder of Preferred Shares at least ten (10) Business Days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or
                           (III) for determining rights to vote with respect to any Organic Change (as defined in Section 4(a)), dissolution or liquidation, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such holder.

                                    (C)      The Company will also give written
                           notice to each holder of Preferred Shares at least ten (10) Business Days prior to the date on which any Organic Change, dissolution or liquidation will take place, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such holder.

                           (v) Excess Dilutive Issuances. Notwithstanding the provisions of this Section 2(e), the Company shall not allow the occurrence of a Dilutive Issuance the effect of which would be to cause the Company to be required to issue an number of shares of Common Stock on conversion of the Preferred Shares in excess of the Exchange Cap (as defined below).

                  (3)      Delisting Event; Share Liquidity Events.

                  (a) Redemption Option Upon Delisting Event. In addition to all other rights of the holders of Preferred Shares contained herein, after the suspension from trading or failure of the Common Stock to be listed on the NYSE or the NASDAQ National Market for a period of five (5) consecutive trading days or for more than an aggregate of ten (10) trading days in any 365-day period (a "DELISTING EVENT"), each holder of Preferred Shares shall have the right, at such holder's option, to require the Company to redeem all or a portion of such holder's Preferred Shares at a price per Preferred Share equal to the greater of (i) 125% of the Conversion Amount and (ii) the product of (A) the Conversion Rate in effect at such time as such holder delivers a Notice of Redemption at Option of Buyer (as defined below) and (B) the Closing Sale Price of the Common Stock on the trading day immediately preceding the Delisting Event on which the Principal Market is open for trading or if no Closing Sale Price is reported by the Principal Market on such trading day, then the most recently reported Closing Sale Price (the "REDEMPTION PRICE").

                  (b) Mechanics of Redemption at Option of Buyer. Within one (1) Business Day after the occurrence of a Delisting Event, the Company shall deliver written notice thereof via facsimile and overnight courier ("NOTICE OF DELISTING EVENT") to each holder of Preferred Shares. At any time after the earlier of a holder's receipt of a Notice of Delisting Event and such holder becoming aware of a Delisting Event, any holder of Preferred Shares then outstanding may require the Company to redeem up to all of such holder's Preferred Shares by delivering written notice thereof via facsimile and overnight courier ("NOTICE OF REDEMPTION AT OPTION OF BUYER") to the Company, which Notice of Redemption at Option of Buyer shall indicate the number of Preferred Shares that such holder is electing to redeem.

                  (c) Payment of Redemption Price. Upon the Company's receipt of a Notice(s) of Redemption at Option of Buyer from any holder of Preferred Shares, the Company shall immediately notify each holder of Preferred Shares by facsimile of the Company's receipt of such notice(s). The Company shall deliver on the fifth Business Day after the Company's receipt of the first Notice of Redemption at Option of Buyer the applicable Redemption Price to all holders that deliver a Notice of Redemption at Option of Buyer prior to the fifth Business Day after the Company's receipt of the first Notice of Redemption at Option of Buyer; provided that, if required by Section 2(d)(viii), a holder's Preferred Stock Certificates shall have been delivered to the Transfer Agent. If the Company is unable to redeem all of the Preferred Shares submitted for redemption, the Company shall (i) redeem a pro rata amount from each holder of Preferred Shares based on the number of Preferred Shares submitted for redemption by such holder relative to the total number of Preferred Shares submitted for redemption by all holders of Preferred Shares and (ii) in addition to any remedy such holder of Preferred Shares may have under this Statement with Respect to Shares and the Securities Purchase Agreement, pay to each holder interest at the rate of 1.5% per month (prorated for partial months) in respect of each unredeemed Preferred Share until paid in full. Notwithstanding the foregoing, the Company shall not effect a redemption of all Preferred Shares subject to a Notice of Redemption at the Option of Buyer if the aggregate Redemption Price required to be paid for such Preferred Shares exceeds the Maximum Redemption Amount. In such event, the Company shall redeem from each holder that delivered a Notice of Redemption at the Option of Buyer a number of Preferred Shares equal to the product of (x) the Maximum Redemption Amount and
         (y) such holder's Allocation Percentage (as defined below in Section 5(b)) and the remaining unredeemed Preferred Shares shall be governed by the provisions of Section 3(g).

                  (d) Void Redemption. In the event that the Company does not pay the Redemption Price within the time period set forth in
         Section 3(c), at any time thereafter and until the Company pays such unpaid applicable Redemption Price in full, a holder of Preferred Shares shall have the option to, in lieu of redemption, require the Company to promptly return to such holder any or all of the Preferred Shares that were submitted for redemption by such holder under this
         Section 3 and for which the applicable Redemption Price (together with any interest thereon) has not been paid, by sending written notice thereof to the Company via facsimile (the "VOID OPTIONAL REDEMPTION NOTICE"). Upon the Company's receipt of such Void Optional Redemption Notice, (i) the Notice of Redemption at Option of Buyer shall be null and void with respect to those Preferred Shares subject to the Void Optional Redemption Notice, (ii) the Company shall immediately return any Preferred Shares subject to the Void Optional Redemption Notice, and (iii) the Fixed Conversion Price of such returned Preferred Shares shall be adjusted to the lesser of (A) the Fixed Conversion Price as in effect on the date on which the Void Optional Redemption Notice is delivered to the Company and (B) the lowest Weighted Average Price of the Common Stock during the period beginning on the date on which the Notice of Redemption at Option of Buyer is delivered to the Company and ending on the date on which the Void Optional Redemption Notice is delivered to the Company.

                  (e) Disputes; Miscellaneous. In the event of a dispute as to the determination of the arithmetic calculation of the Redemption Price, such dispute shall be resolved pursuant to Section 2(d)(iii) above with the term "Redemption Price" being substituted for the term "Conversion Rate". A holder's delivery of a Void Optional Redemption Notice and exercise of its rights following such notice shall not effect the Company's obligations to make any payments which have accrued prior to the date of such notice. In the event of a redemption pursuant to this Section 3 of less than all of the Preferred Shares represented by a particular Preferred Stock Certificate, the Company shall promptly cause to be issued and delivered to the holder of such Preferred Shares a Preferred Stock Certificate representing the remaining Preferred Shares which have not been redeemed, if necessary.

                  (f) Share Liquidity Events. A "SHARE LIQUIDITY EVENT" shall be deemed to have occurred at such time as any of the following events:

                           (i) the failure of the applicable Registration Statement to be declared effective by the SEC on or prior to the date that is 90 days after the applicable Effectiveness Deadline (as defined in the Registration Rights Agreement);

                           (ii) while the Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to the holder of the Preferred Shares for sale of all of the Registrable Securities (as defined in the Registration Rights Agreement) in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of ten (10) consecutive trading days (excluding days during an Allowable Grace Period (as defined in the Registration Rights Agreement));

                           (iii) the Company's notice or the Transfer Agent's notice, at the Company's direction, to any holder of Preferred Shares, including by way of public announcement, at any time, of its intention not to comply, as required, with a request for conversion of any Preferred Shares into shares of Common Stock that is tendered in accordance with the provisions of this Statement with Respect to Shares;

                           (iv) a Conversion Failure (as defined in Section 2(d)(v)(B)); or

                           (v)      a Delisting Event.

                  (g) Increased Dividend Rate During Share Liquidity Event. In addition to all other rights of the holders of Preferred Shares contained herein, during the period commencing upon the occurrence of a Share Liquidity Event and ending when such Share Liquidity Event is cured and is no longer continuing (the "SHARE LIQUIDITY EVENT PERIOD"), the Dividend Rate shall increase to 15% per annum (the "SHARE LIQUIDITY EVENT DIVIDEND RATE"). After all Share Liquidity Events are cured and are no longer continuing, Dividends shall once again accumulate at a Dividend Rate of 8.0% per annum, provided that the curing of a Share Liquidity Event shall not effect the Company's obligation for Dividends at the Share Liquidity Event Dividend Rate for Dividends which have accumulated during the Share Liquidity Event Period. Within one (1) Business Day after the occurrence of a Share Liquidity Event, the Company shall deliver written notice thereof via facsimile and overnight courier to each holder of Preferred Shares.

                  (4)      Other Rights of Holders.

                  (a) Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets to another Person or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as "ORGANIC CHANGE." Prior to the consummation of any (i) sale of all or substantially all of the Company's assets to an acquiring Person or (ii) other Organic Change following which the Company is not a surviving entity, the Company will secure from the Person purchasing such assets or the successor, or, if applicable, the parent of the successor, resulting from such Organic Change (in each case, the "ACQUIRING ENTITY") a written agreement (in form and substance reasonably satisfactory to the holders of at least a majority of the Preferred Shares then outstanding) to deliver to each holder of Preferred Shares in exchange for such shares, a security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to the Preferred Shares, including, without limitation, having a stated value and liquidation preference equal to the Stated Value and the Liquidation Preference of the Preferred Shares held by such holder, and reasonably satisfactory to the holders of at least a majority of the Preferred Shares then outstanding. Prior to the consummation of any other Organic Change, the Company shall make appropriate provision (in form and substance reasonably satisfactory to the holders of at least a majority of the Preferred Shares then outstanding) to insure that each of the holders of the Preferred Shares will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Preferred Shares such shares of stock, securities or assets that would have been issued or payable in such Organic Change with respect to or in exchange for the number of shares of Common Stock which would have been acquirable and receivable upon the conversion of such holder's Preferred Shares as of the date of such Organic Change (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares). In the event that an Acquiring Entity is directly or indirectly controlled by Publicly-Traded Entity, the holders of a majority of the Preferred Shares then outstanding may elect to treat such Person as the Acquiring Entity for purposes of this Section 4(a).

                  (b) Optional Redemption Upon Change of Control. In addition to the rights of the holders of Preferred Shares under Section 4(a), upon a Change of Control (as defined below) of the Company, each holder of Preferred Shares shall have the right, at such holder's option, to require the Company to redeem all or a portion of such holder's Preferred Shares at a price per Preferred Share equal to the Change of Control Redemption Price. No sooner than 20 Business Days nor later than 10 Business Days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier (a "NOTICE OF CHANGE OF CONTROL") to each holder of Preferred Shares. At any time during the period beginning after receipt of a Notice of Change of Control (or, in the event a Notice of Change of Control is not delivered at least 10 Business Days prior to a Change of Control, at any time on or after the date which is 10 Business Days prior to a Change of Control) and ending on the date of such Change of Control, any holder of the Preferred Shares then outstanding may require the Company to redeem all or a portion of the holder's Preferred Shares then outstanding by delivering written notice thereof via facsimile and overnight courier (a "NOTICE OF REDEMPTION UPON CHANGE OF CONTROL") to the Company, which Notice of Redemption Upon Change of Control shall indicate (i) the number of Preferred Shares that such holder is submitting for redemption, and (ii) the applicable Change of Control Redemption Price. Upon the Company's receipt of a Notice(s) of Redemption Upon Change of Control from any holder of Preferred Shares, the Company shall promptly, but in no event later than one (1) Business Day following such receipt, notify each holder of Preferred Shares by facsimile of the Company's receipt of such Notice(s) of Redemption Upon Change of Control. The Company shall deliver the applicable Change of Control Redemption Price simultaneously with the consummation of the Change of Control; provided that, if required by Section 2(d)(viii), a holder's Preferred Stock Certificates shall have been so delivered to the Company. Payments provided for in this Section 4(b) shall have priority to payments to other stockholders in connection with a Change of Control. Notwithstanding the foregoing, the Company shall not effect a redemption of all Preferred Shares subject to a Notice of Redemption Upon Change of Control if the aggregate Redemption Price required to be paid for such Preferred Shares exceeds the Maximum Redemption Amount. In such event, (A) the Company shall redeem from each holder that delivered a Notice of Redemption Upon Change of Control a number of Preferred Shares equal to the product of (x) the Maximum Redemption Amount and (y) such holder's Allocation Percentage and (B) until such time as the Change of Control Redemption Price is paid as to the remaining unredeemed Preferred Shares, the Dividend Rate as to the remaining unredeemed Preferred Shares shall increase to 15% per annum. For purposes of this Section 4(b), "CHANGE OF CONTROL" means (x) while the Senior Secured Notes are outstanding, a Change of Control as such term is defined in the Notes Indenture and (y) after the Senior Secured Notes are no longer outstanding, (i) the consolidation, merger or other business combination of the Company with or into another

         Person (other than (A) a consolidation, merger or other business combination in which holders of the Company's voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company), (ii) the sale or transfer of all or substantially all of the Company's assets, or (iii) a purchase, tender or exchange offer made to and accepted by the holders of more than 50% of the aggregate voting power of the outstanding Common Stock .

                  (c) Redemption At the Company's Election Upon Change of Control. On the date the Company publicly discloses a pending, proposed or intended Change of Control, the Company shall have the right, in its sole discretion, to require that all, but not less than all, of the outstanding Preferred Shares be redeemed ("COMPANY CHANGE OF CONTROL REDEMPTION ELECTION") at a price per Preferred Share equal to the applicable Change of Control Redemption Price. The Company shall exercise its right to make a Company Change of Control Redemption Election by providing each holder of Preferred Shares written notice ("NOTICE OF COMPANY CHANGE OF CONTROL REDEMPTION") by facsimile or overnight courier, concurrently with the public disclosure of a proposed, pending or intended Change of Control and at least ten (10) trading days prior to the date of consummation of the Change of Control ("COMPANY CHANGE OF CONTROL ELECTION REDEMPTION DATE"), which Company Change of Control Election Redemption Date shall be the date of the consummation of the Change of Control. The Notice of Company Change of Control Redemption shall be irrevocable and shall indicate the anticipated Company Change of Control Election Redemption Date. If the Company has exercised its right of Company Change of Control Redemption Election, then all Preferred Shares outstanding at the time of the consummation of the Change of Control shall be redeemed on the Company Change of Control Election Redemption Date by payment by or on behalf of the Company to each holder of Preferred Shares of the Change of Control Redemption Price for each Preferred Share concurrent with the closing of the Change of Control. All holders of Preferred Shares shall thereupon, if the Change of Control Redemption Price has been paid, except as specifically set forth herein, in the Securities Purchase Agreement or in the Registration Rights Agreement, cease to have any rights with respect to the Preferred Shares and within two (2) Business Days after the Company Change of Control Election Redemption Date, or such earlier date as the Company and holders of no less than a majority of the Preferred Shares then outstanding mutually agree, shall surrender all Preferred Stock Certificates representing such Preferred Shares, duly endorsed for cancellation, to the Company. If the Company fails to pay the full Change of Control Redemption Price with respect to any Preferred Shares concurrently with the closing of the Change of Control, then the Company Change of Control Redemption Election shall be null and void with respect to such Preferred Shares and the holder of such Preferred Shares shall be entitled to all the rights of a holder of outstanding Preferred Shares set forth in this Statement of Designations. Notwithstanding the above, any holder of Preferred Shares may convert such shares

         (including Preferred Shares selected for redemption) into Common Stock pursuant to Section 2(b) on or prior to the date immediately preceding the Company Change of Control Election Redemption Date.

                  (d) Purchase Rights. If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "PURCHASE RIGHTS"), then the holders of Preferred Shares will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Preferred Shares (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

                  (5)      Company's Right of Optional Redemption.

                  (a) Company Optional Redemption. At any time from and after June 2, 2008, and if the Conditions to Company Optional Redemption (as set forth in Section 5(c)) are satisfied or waived in writing by the holders of Preferred Shares, the Company shall have the right to require the holders to submit for redemption all or any such portion of the Preferred Shares designated in the Company Optional Redemption Notice for an amount in cash equal to the Conversion Amount of the Preferred Shares so selected for redemption (the "COMPANY OPTIONAL REDEMPTION PRICE"). The Company may exercise its right to require redemption under this Section 5(a) from time to time by delivering not less than 60 days nor more than 90 days prior to the date on which the Company Optional Redemption will be effected (the "COMPANY OPTIONAL REDEMPTION DATE"; with the number of day period between delivery of the Company Optional Redemption Notice (as defined below) and the Company Optional Redemption Date being referred to as the "COMPANY OPTIONAL REDEMPTION MEASURING PERIOD") a written notice thereof by facsimile and overnight courier to all, but not less than all, of the holders of Preferred Shares (the "COMPANY OPTIONAL REDEMPTION NOTICE" and the date all of the holders received such notice is referred to as the "COMPANY OPTIONAL REDEMPTION NOTICE DATE"). The Company Optional Redemption Notice shall be irrevocable.

                  (b) Pro Rata Redemption Requirement. If the Company elects to cause the redemption of less than all of the Preferred Shares then outstanding, then the Company shall require redemption of a number of Preferred Shares held by each holder equal to the product of (i) the aggregate number of Preferred Shares which the Company has elected to cause to be redeemed pursuant to Section 5(a), multiplied by (ii) the fraction, the numerator of which is the sum of the aggregate number of Preferred Shares initially purchased by such holder on the Issuance Date and the denominator of which is the sum of the aggregate number of Preferred Shares purchased by all holders on the Issuance Date (such fraction with respect to each holder is referred to as its "ALLOCATION PERCENTAGE," and such amount with respect to each holder is referred to as its "PRO RATA

         REDEMPTION AMOUNT"). In the event that the initial holder of Preferred Shares shall sell or otherwise transfer any of such holder's Preferred Shares, the transferee shall be allocated a pro rata portion of such holder's Allocation Percentage. The Company Optional Redemption Notice shall state (A) the date selected for the Company Optional Redemption in accordance with Section 5(a), (B) the aggregate number of Preferred Shares which the Company has elected to redeem from all of the holders of Preferred Shares pursuant to this Section 5 and (C) each holder's Pro Rata Redemption Amount of the aggregate number of Preferred Shares that the Company has elected to redeem pursuant to this Section 5. If the Company has exercised its right of Company Optional Redemption and the Conditions to Company Optional Redemption have been satisfied then all Preferred Shares selected for redemption by the Company and designated in the Company Optional Redemption Notice shall be redeemed on the Company Optional Redemption Date by payment by the Company to each holder of Preferred Shares of the Company Optional Redemption Price for each Preferred Share on the Company Optional Redemption Date. With respect to any Preferred Shares that have been selected for redemption, if the Company Optional Redemption Price has been paid, except as specifically set forth herein, in the Securities Purchase Agreement or in the Registration Rights Agreement, the holder thereof shall cease to have any rights with respect to such Preferred Shares and, if all outstanding Preferred Shares are so redeemed, within two
         (2) Business Days after the Company Optional Redemption Date, or such earlier date as the Company and holders of no less than a majority of the Preferred Shares then outstanding mutually agree, each holder of Preferred Shares shall surrender all Preferred Stock Certificates representing such Preferred Shares, duly endorsed for cancellation, to the Company. If the Company fails to pay the full Company Optional Redemption Price with respect to any Preferred Shares on the Company Optional Redemption Date, then the Company Optional Redemption Notice shall be null and void with respect to such Preferred Shares and the holder of such Preferred Shares shall be entitled to all the rights of a holder of outstanding Preferred Shares set forth in this Statement with Respect to Shares. Notwithstanding the above, any holder of Preferred Shares may convert such shares (including Preferred Shares selected for redemption) into Common Stock pursuant to Section 2(b) on or prior to the date immediately preceding the Company Optional Redemption Date.

                  (c) Conditions to Company Optional Redemption. For purposes of this Section 5, "CONDITIONS TO COMPANY OPTIONAL REDEMPTION" means the following conditions: (i) during the period beginning on the Issuance Date and ending on and including the date immediately preceding the Company Optional Redemption Date, the Company shall have delivered Conversion Shares upon conversion of the Preferred Shares on a timely basis as set forth in Section 2(d)(ii) hereof; provided, however, that for purposes of this Section 5 only, the Company shall be deemed to have satisfied the conditions set forth in this clause (i) if on not more than two occasions prior to the Company Optional Redemption Notice Date, the Company has failed to meet the requirements set forth in Section 2(d)(ii) hereof by no more than three days; (ii) on each day during the period beginning on the first Business Day of the Company Optional

         Redemption Measuring Period and ending on and including the Company Optional Redemption Date, the Common Stock shall be listed on the NYSE or the NASDAQ National Market and delisting or suspension by such exchange or market shall not have been threatened either (A) in writing by such exchange or market or (B) by falling below the minimum listing maintenance requirements of such exchange or market; (iii) during the period beginning on the Issuance Date and ending on and including the Company Optional Redemption Date, there shall not have occurred either
         (x) the public announcement of a pending, proposed or intended Change of Control which has not been abandoned, terminated or consummated or
         (y) a Triggering Event; (iv) during the period beginning on the date which is the first Business Day of the Company Optional Redemption Measuring Period and ending on and including the Company Optional Redemption Date, there shall not have occurred an event that with the passage of time or giving of notice, and assuming it were not cured, would constitute a Triggering Event; (v) on each day of the period beginning on the date of delivery of the Company Optional Redemption Notice and ending on the Company Optional Redemption Date either (x) the Registration Statement or Registration Statements filed pursuant to the Registration Rights Agreement shall be effective and available for the resale of all of the Registrable Securities in accordance with the terms of the Registration Rights Agreement or (y) all shares of Common Stock issuable upon conversion of the Preferred Shares and all Dividend Shares shall be eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws, (vi) if less than all of the Preferred Shares then outstanding are being redeemed by the Company pursuant to this Section 5(a), on each day of the period beginning on the Company Optional Redemption Date and ending thirty Business Days thereafter either (x) the Registration Statements filed pursuant to the Registration Rights Agreement shall be expected to be effective and available for the resale of at least all of the Registrable Securities in accordance with the terms of the Registration Rights Agreement or (y) all shares of Common Stock issuable upon conversion of the Preferred Shares and all Dividend Shares shall be eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws, and (vii) the Company otherwise shall have been in material compliance with and shall not have breached, in any material respect, any provision, covenant, representation or warranty of this Statement with Respect to Shares or any Transaction Document (as defined in the Securities Purchase Agreement.

                  (6) Holder's Right of Optional Redemption. In addition to the rights of the holders of Preferred Shares under the provisions of this Statement with Respect to Shares, at any time and from time to time on and after the six month anniversary of the repayment, redemption or retirement of all of the Senior Secured Notes and all amounts outstanding under the Senior Credit Facility, each holder of Preferred Shares shall have the right, at such holder's option, to require the Company to redeem at any time and from time to time all or a portion of such holder's Preferred Shares at a price per Preferred Share equal to the Conversion Amount ("HOLDER OPTIONAL REDEMPTION PRICE"). No sooner than 20 Business Days nor later than 10 Business Days prior to the Holder Optional Redemption Date, any holder of the Preferred Shares then outstanding may require the Company to redeem all or a portion of the holder's Preferred

Shares then outstanding by delivering written notice thereof via facsimile and overnight courier (a "NOTICE OF HOLDER OPTIONAL REDEMPTION") to the Company, which Notice of Holder Optional Redemption shall indicate (i) the number of Preferred Shares that such holder is submitting for redemption, (ii) the date selected by such holder as the date on which such Preferred Shares shall be redeemed ("HOLDER OPTIONAL REDEMPTION DATE") and (iii) the applicable Holder Optional Redemption Price, as calculated pursuant to this Section 6. Upon the Company's receipt of a Notice(s) of Holder Optional Redemption from any holder of Preferred Shares, the Company shall promptly, but in no event later than three (3) Business Days following such receipt, notify each holder of Preferred Shares by facsimile of the Company's receipt of such Notice(s) of Holder Optional Redemption. The Company shall deliver the applicable Holder Optional Redemption Price on the Holder Optional Redemption Date; provided that, if required by Section 2(d)(viii), a holder's Preferred Stock Certificates shall have been so delivered to the Company. If the Company is unable to redeem all of the Preferred Shares submitted for redemption, the Company shall (i) redeem a pro rata amount from each holder of Preferred Shares based on the number of Preferred Shares submitted for redemption by such holder relative to the total number of Preferred Shares submitted for redemption by all holders of Preferred Shares and (ii) in addition to any remedy such holder of Preferred Shares may have under this Statement with Respect to Shares and the Securities Purchase Agreement, pay to each holder interest at the rate of 1.5% per month (prorated for partial months) in respect of each unredeemed Preferred Share until paid in full. In the event that the Company does not pay the Holder Optional Redemption Price on the Holder Optional Redemption Date, at any time thereafter and until the Company pays such unpaid applicable Holder Optional Redemption Price in full, a holder of Preferred Shares shall have the option (the "VOID HOLDER OPTIONAL REDEMPTION OPTION") to, in lieu of redemption, require the Company to promptly return to such holder any or all of the Preferred Shares that were submitted for redemption by such holder under this Section 6 and for which the applicable Holder Optional Redemption Price (together with any interest thereon) has not been paid, by sending written notice thereof to the Company via facsimile (the "VOID HOLDER OPTIONAL REDEMPTION NOTICE"). Upon the Company's receipt of such Void Holder Optional Redemption Notice, (i) the Notice of Holder Optional Redemption shall be null and void with respect to those Preferred Shares subject to the Void Holder Optional Redemption Notice, (ii) the Company shall immediately return any Preferred Shares subject to the Void Holder Optional Redemption Notice, and (iii) the Fixed Conversion Price of such returned Preferred Shares shall be adjusted to the lesser of (A) the Fixed Conversion Price as in effect on the date on which the Void Holder Optional Redemption Notice is delivered to the Company and (B) the lowest Weighted Average Price of the Common Stock during the period beginning on the date on which the Notice of Holder Optional Redemption is delivered to the Company and ending on the date on which the Void Holder Optional Redemption Notice is delivered to the Company.

                  (7) Limitation on Beneficial Ownership. The Company shall not effect and shall have no obligation to effect any conversion of Preferred Shares, and no holder of Preferred Shares shall have the right to convert any Preferred Shares, to the extent that after giving effect to such conversion, the beneficial owner of such shares (together with such Person's affiliates) would have acquired, through conversion of Preferred Shares or otherwise, beneficial ownership of a number of shares of Common Stock that exceeds 4.99% of the number of shares of Common

Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by a Person and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Preferred Shares with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted Preferred Shares beneficially owned by such Person or any of its affiliates and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Person or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 7, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. For purposes of this Section 7, in determining the number of outstanding shares of Common Stock, a holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company's most recent Form 10-Q, Form 10-K or other public filing with the SEC, as the case may be,
(2) a more recent public announcement by the Company, or (3) any other notice by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written request of any holder, the Company shall promptly, but in no event later than three (3) Business Days following the receipt of such notice, confirm in writing to any such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to conversions of Preferred Shares by such holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported.

                  (8) Reservation of Shares. The Company shall, so long as any of the Preferred Shares are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversions of the Preferred Shares, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Preferred Shares then outstanding; provided that the number of shares of Common Stock so reserved shall at no time be less than 125%, of the number of shares of Common Stock for which the Preferred Shares are at any time convertible (without regard to any limitations on conversions). The initial number of shares of Common Stock reserved for conversions of the Preferred Shares and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Preferred Shares based on the number of Preferred Shares held by each holder at the time of issuance of the Preferred Shares or increase in the number of reserved shares, as the case may be. In the event a holder shall sell or otherwise transfer any of such holder's Preferred Shares, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Preferred Shares shall be allocated to the remaining holders of Preferred Shares, pro rata based on the number of Preferred Shares then held by such holders.

                  (9) Voting Rights. Holders of Preferred Shares shall have no voting rights, except as required by law, including, but not limited to, the PBCL, and as expressly provided in this Statement with Respect to Shares.

                  (10) Liquidation, Dissolution, Winding-Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Preferred Shares shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the "LIQUIDATION FUNDS"), before any amount shall be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Preferred Shares in respect of the preferences as to distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Preferred Share equal to the sum of (i) the Stated Value and (ii) the Additional Amount for such Preferred Share; provided that, if the Liquidation Funds are insufficient to pay the full amount due to the holders of Preferred Shares and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Preferred Shares as to payments of Liquidation Funds (the "PARI PASSU SHARES"), then each holder of Preferred Shares and Pari Passu Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such holder as a liquidation preference, in accordance with their respective Statement with Respect to Shares, as a percentage of the full amount of Liquidation Funds payable to all holders of Preferred Shares and Pari Passu Shares. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company. Neither the consolidation or merger of the Company with or into any other Person, nor the sale or transfer by the Company of less than substantially all of its assets, shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company.

                  (11) Preferred Rank. All shares of Common Stock shall be of junior rank to all Preferred Shares with respect to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Preferred Shares. Without the prior express written consent of the holders of not less than a majority of the Preferred Shares then outstanding, the Company shall not hereafter (x) authorize or issue additional or other capital stock that is of senior or pari-passu rank to the Preferred Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company or (y) permit any of its Subsidiaries (as defined in the Securities Purchase Agreement) to issue any preferred stock to any Person other than the Company (and if the Subsidiaries issue to the Company any such preferred stock, then the Company shall not sell, assign, convey or otherwise transfer in any way, directly or indirectly, such shares of preferred stock). Without the prior express written consent of the holders of not less than a majority of the Preferred Shares then outstanding, the Company shall not hereafter authorize or make any amendment to the Company's Articles of Incorporation or bylaws, or file any resolution of the Board of Directors of the Company with the Department of State of the Commonwealth of Pennsylvania or enter into any agreement containing any provisions, which would adversely affect or otherwise impair the rights or relative priority of the holders of the Preferred Shares relative to the holders of the Common Stock or the holders of any other class of capital stock. In the event of the merger or consolidation of the Company with or into another corporation, the Preferred Shares shall maintain their relative powers, designations and preferences provided for herein and no merger shall result inconsistent therewith.

                  (12) Participation. Subject to the rights of the holders, if any, of the Pari Passu Shares, the holders of the Preferred Shares shall, as holders of Preferred Stock, be entitled to such dividends paid and distributions made to the holders of Common Stock to the same extent as if such holders of Preferred Shares had converted the Preferred Shares into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

                  (13) Restriction on Redemption and Cash Dividends. Unless all of the Preferred Shares have been converted or redeemed as provided herein and unless permitted under any then outstanding Senior Secured Notes and the Senior Credit Facility, the Company shall not, directly or indirectly, redeem, or declare or pay any cash dividend or distribution on, its capital stock (other than the Preferred Shares) without the prior express written consent of the holders of not less than a majority of the Preferred Shares then outstanding.

                  (14) Limitation on Number of Conversion Shares. Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to issue any shares of Common Stock upon conversion of the Preferred Shares if the issuance of such shares of Common Stock would exceed that number of shares of Common Stock which the Company may issue upon conversion of the Preferred Shares without breaching the Company's obligations under the rules or regulations of the Principal Market, or the market or exchange where the Common Stock is then traded (the "EXCHANGE CAP"), except that such limitation shall not apply in the event that the Company (a) obtains the approval of its stockholders as required by the applicable rules of the Principal Market (or any successor rule or regulation) for issuances of Common Stock in excess of such amount, or (b) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the holders of at least a majority of the Preferred Shares then outstanding. Until such approval or written opinion is obtained, no purchaser of Preferred Shares pursuant to the Securities Purchase Agreement (the "PURCHASERS") shall be issued, upon conversion of Preferred Shares, shares of Common Stock in an amount greater than the product of (i) the Exchange Cap amount multiplied by (ii) a fraction, the numerator of which is the number of Preferred Shares issued to such Purchaser pursuant to the Securities Purchase Agreement and the denominator of which is the aggregate amount of all the Preferred Shares issued to the Purchasers pursuant to the Securities Purchase Agreement (the "CAP ALLOCATION AMOUNT"). In the event that any Purchaser shall sell or otherwise transfer any of such Purchaser's Preferred Shares, the transferee shall be allocated a pro rata portion of such Purchaser's Cap Allocation Amount. In the event that any holder of Preferred Shares shall convert all of such holder's Preferred Shares into a number of shares of Common Stock which, in the aggregate, is less than such holder's Cap Allocation Amount, then the difference between such holder's Cap Allocation Amount and the number of shares of Common Stock actually issued to such holder shall be allocated to the respective Cap Allocation Amounts of the remaining holders of Preferred Shares on a pro rata basis in proportion to the number of Preferred Shares then held by each such holder.

                  (15) Vote to Change the Terms of or Issue Preferred Shares. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the holders of not less than a majority of the Preferred Shares then outstanding shall be required for (a) any change to this Statement with Respect to Shares or the Company's Articles of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Preferred Shares and (b) the issuance of Preferred Shares other than pursuant to the Securities Purchase Agreement.

                  (16) Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Preferred Shares, and, in the case of loss, theft or destruction, of an indemnification undertaking by the holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue preferred stock certificates if the holder contemporaneously requests the Company to convert such Preferred Shares into Common Stock.

                  (17) Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Statement with Respect to Shares shall be cumulative and in addition to all other remedies available under this Statement with Respect to Shares, at law or in equity (including a decree of specific performance and/or other injunctive relief). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit a holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Statement with Respect to Shares. The Company covenants to each holder of Preferred Shares that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Preferred Shares and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Preferred Shares shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

                  (18) Construction. This Statement with Respect to Shares shall be deemed to be jointly drafted by the Company and all Buyers and shall not be construed against any person as the drafter hereof.

                  (19) Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Preferred Shares in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

                  (20) Notice. Whenever notice is required to be given under this Statement with Respect to Shares, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement (provided that if the Preferred Shares are not held by a Buyer (as defined in the Securities Purchase Agreement) then substituting the words "holder of Securities" for the word "Buyer").

                  (21) Transfer of Preferred Shares. A holder of Preferred Shares may assign some or all of the Preferred Shares and the accompanying rights hereunder held by such holder without the consent of the Company; provided that such assignment is in compliance with applicable securities laws and, other than in connection with transfers to affiliates of such holder, the Company receives an opinion of counsel to that effect.

                  (22) Preferred Share Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the holders of the Preferred Shares), a register for the Preferred Shares, in which the Company shall record the name and address of the persons in whose name the Preferred Shares have been issued, as well as the name and address of each transferee. The Company may treat the person in whose name any Preferred Share is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

                  (23) Legend on Certificates. The certificates representing the Initial Preferred Shares shall contain a legend indicating that the Preferred Shares represented by such certificate are Initial Preferred Shares and the certificates representing the Additional Preferred Shares shall contain a legend indicating that the Preferred Shares represented by such certificate are Additional Preferred Shares.

                                    * * * * *

                                    EXHIBIT I

                        RENT-WAY, INC. CONVERSION NOTICE

                  Reference is made to the Statement with Respect to Shares of Series A Convertible Preferred Stock of Rent-Way, Inc. (the "STATEMENT WITH RESPECT TO SHARES"). In accordance with and pursuant to the Statement with Respect to Shares, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, no par value (the "PREFERRED SHARES"), of Rent-Way, Inc., a Pennsylvania corporation (the "COMPANY"), indicated below into shares of Common Stock, no par value (the "COMMON STOCK"), of the Company, as of the date specified below.

         Date of Conversion:____________________________________________________

         Number of Preferred Shares to be converted: ___________________________

         Stock certificate no(s). of Preferred Shares to be converted: _________

         Tax ID Number (If applicable): ________________________________________

Please confirm the following information: ______________________________________

         Conversion Price:______________________________________________________

         Number of shares of Common Stock to be issued: ________________________

         Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

         Issue to: ________________________________________

         Address: _________________________________________

         Telephone Number: ________________________________

         Facsimile Number: ________________________________

         Authorization: ___________________________________

         By: ________________________________
         Title: _____________________________

         Dated:

         Account Number (if electronic book entry transfer): ___________________

         Transaction Code Number (if electronic book entry transfer): __________

       [NOTE TO HOLDER -- THIS FORM MUST BE SENT CONCURRENTLY TO TRANSFER
                                     AGENT]

                                 ACKNOWLEDGMENT

                  The Company hereby acknowledges this Conversion Notice and hereby directs American Stock Transfer & Trust Company to issue the above indicated number of shares of Common Stock in accordance with the Irrevocable Transfer Agent Instructions dated June 2, 2003 from the Company and acknowledged and agreed to by American Stock Transfer & Trust Company.

                                             RENT-WAY, INC.

                                             By: _______________________________
                                                 Name: _________________________
                                                 Title: ________________________